UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2026

Evergy, Inc.

(Exact Name of Registrant as Specified in Charter)

Missouri	001-38515	82-2733395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Main Street

Kansas City, Missouri 64105

(Address of Principal Executive Offices, and Zip Code)

(816) 556-2200

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Evergy, Inc. common stock	EVRG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 7, 2026, Evergy, Inc. (“Evergy”) entered into a $55 million unsecured Term Loan Credit Agreement (the “Term Loan Facility”) with Bank of America, N.A., as the lender. The Term Loan Facility will expire on January 6, 2027. Evergy expects the proceeds of the borrowings under the Term Loan Facility to be used for, among other things, working capital, capital expenditures, permitted acquisitions and general corporate purposes.

The Term Loan Facility contains customary covenants, including one that sets the ratio of maximum allowed total indebtedness to total capitalization at 0.65 to 1.00, for Evergy and its subsidiaries on a consolidated basis.

The description above does not purport to be complete and is qualified in its entirety by reference to the provisions in the Term Loan Facility, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 8.01.	Other Events.

On January 7, 2026, Evergy entered into separate, privately negotiated repurchase agreements with certain holders of its 4.50% Convertible Notes due 2027 (the “Notes”) to repurchase for cash (the “Repurchases”) approximately $244.1 million aggregate principal amount of the Notes for a total repurchase cost (including accrued and unpaid interest) of approximately $302.5 million. The final aggregate cash repurchase price is subject to adjustment as a portion of the repurchase price will be based in part on the daily volume-weighted average price per share of Evergy’s common stock over an agreed measurement period beginning on, and including, January 7, 2026.

The Repurchases are expected to close shortly after completion of the measurement period, subject to the satisfaction of customary closing conditions. Following such closings, approximately $1,155.9 million aggregate principal amount of the Notes will remain outstanding.

As more fully described in Evergy’s Form 10-K for the fiscal year ended December 31, 2024, the Notes were initially convertible at a rate of 16.1809 shares of Evergy, Inc. common stock per $1,000 principal amount of Notes, which was equivalent to an initial conversion price of approximately $61.80 per share of Evergy, Inc. common stock.

Evergy expects that holders of the Notes that sell their Notes to Evergy pursuant to the Repurchases may enter into or unwind various derivatives with respect to Evergy’s common stock and/or purchase or sell shares of Evergy’s common stock in the market to hedge their exposure in connection with these transactions, as further described in the press filed hereto as Exhibit 99.1.

On January 7, 2026, Evergy issued a press release relating to the Repurchases, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

This Current Report on Form 8-K, including the exhibits attached hereto, does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there by any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This Current Report on Form 8-K shall not constitute an offer to purchase, or a redemption notice for, any of the Company’s outstanding Notes.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	Term Loan Credit Agreement, dated as of January 7, 2026, between Evergy, Inc. and Bank of America, N.A., as the lender.

Exhibit 99.1	Press release announcing the partial notes repurchase, dated January 7, 2026.

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergy, Inc.

/s/ Geoffrey T. Ley
Geoffrey T. Ley
Senior Vice President, Corporate Planning and Treasurer

Date: January 7, 2026